Exhibit 8.1

List of Subsidiaries

	Country of incorporation	Percentage of voting interest at December 31, 2007
Afinco Américas Madeira, SGPS, Soc. Unipessoal Ltda.	Portugal	100%
Banco Fiat S.A.	Brazil	99.99%
Banco Itaú BBA S.A.	Brazil	74.49%
Banco Itaú Buen Ayre S.A. (1)	Argentina	99.72%
Banco Itaú Chile S.A. (2)	Chile	99.99%
Banco Itaú S.A.	Brazil	100%
Banco Itaú Uruguay S.A. (2)	Uruguay	100%
Banco ItauBank S.A. (3)	Brazil	100%
Banco Itaucard S.A.	Brazil	99.99%
Banco Itaucred Financiamentos S.A.	Brazil	99.99%
Cia. Itaú de Capitalização	Brazil	99.99%
Banco Itauleasing S.A.	Brazil	99.99%
FAI - Financeira Americanas Itaú S.A. Crédito, Financiamento e Investimento (4)	Brazil	50.00%
Fiat Administradora de Consórcios Ltda.	Brazil	99.99%
Financeira Itaú CBD S.A. Crédito, Financiamento e Investimento	Brazil	50.00%
Intrag Distribuidora de Títulos e Valores Mobiliários Ltda.	Brazil	99.99%
Itaú Administradora de Consórcios Ltda.	Brazil	99.99%
Itaú Bank, Ltd.	Cayman Islands	100%
Itaú Chile Holding, Inc. (2)	Chile	100%
Itaú Corretora de Valores S.A.	Brazil	99.99%
Itaú Distribuidora de Títulos e Valores Mobiliários S.A.	Brazil	99.99%
Itaú Seguros S.A.	Brazil	100%
Itaú Vida e Previdência S.A.	Brazil	99.99%
Itaú-BBA Participações S.A.	Brazil	50.00%
OCA Casa Financiera S.A. (2)	Uruguay	100%
Orbitall Serviços e Processamento de Informações Comerciais S.A.	Brazil	99.99%

(1) The interest changed as compared to the previous years from 99.99% to 99.72% due to the sale of 1.11% by the subsidiary Banco Itaú S.A. to Banco Itaú BBA S.A.

(2) Consolidated since April 2007.

(3) Consolidated since its acquisition on August 30, 2006.

(4) Consolidated since its incorporation in April 2005.